Exhibit 99.1

Contacts:

Investors

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Media

Stephanie Pillersdorf

Sard Verbinnen & Co

212.687.8080

MORGANS HOTEL GROUP REPORTS FIRST QUARTER 2016 RESULTS

NEW YORK, NY – May 9, 2016 – Morgans Hotel Group Co. (NASDAQ: MHGC) (the “Company” or “Morgans”) today reported financial results, in constant dollars where applicable, for the quarter ended March 31, 2016.

First Quarter 2016 Operating Results

Adjusted EBITDA, defined below, excluding the Company’s ownership interests in TLG and Mondrian SoHo, which the Company no longer held effective during the first quarter of 2015, was $8.1 million in the first quarter of 2016, compared to $9.5 million for the same period in 2015, a decrease of 14.5%. Adjusted EBITDA for the first quarter of 2015, including the ownership interests in TLG and Mondrian SoHo, was $9.7 million.

RevPAR at System-Wide Comparable Hotels decreased by 4.2% in the first quarter of 2016 as compared to the same period in 2015, due to a 7.7% decrease in average daily rate (“ADR”) offset by a 3.8% increase in occupancy. System-Wide Comparable Hotels room revenues plus resort and facility fees, which are not included in RevPAR, decreased by 2.3% quarter over quarter.

RevPAR from System-Wide Comparable Hotels in New York decreased 5.0% in the first quarter of 2016 as compared to the same period in 2015, due to a 5.6% decrease in ADR slightly offset by a 0.7% increase in occupancy. RevPAR at Hudson decreased 6.8% during the first quarter of 2016 as compared to the same period in 2015, driven by a 7.0% ADR decrease primarily due to new supply in New York City. Including facility fees, room revenues at Hudson decreased 4.2% quarter over quarter.

RevPAR from System-Wide Comparable Hotels in Miami decreased 16.0% in the first quarter of 2016 as compared to the first quarter of 2015 driven by an 18.3% decrease in ADR. Delano South Beach experienced a RevPAR decrease of 9.7% during the first quarter of 2016 as compared to the same period in 2015, due to a 15.0% decrease in ADR, which was primarily the result of new supply in South Beach. Including resort fees, rooms revenues at Delano decreased 7.2% quarter over quarter.

Clift’s RevPAR increased 7.9% in the first quarter of 2016 as compared to the first quarter of 2015 due to a 5.2% increase in occupancy and a 2.6% increase in ADR.

RevPAR from System-Wide Comparable Hotels in London, which includes Sanderson and Mondrian London, increased 9.8% during the first quarter of 2016 as compared to the same period in 2015, driven by an 11.9% increase in occupancy. St Martins Lane continues to be non-comparable, as the hotel was under major renovation in the first half of 2015.

Management fees decreased by $0.9 million in the first quarter of 2016 as compared to the same period in 2015 due primarily to the loss of Mondrian SoHo in April 2015 and the sale of TLG in January 2015. On a comparable basis, management fees decreased $0.2 million, or 6.9%.

Corporate expenses, excluding stock compensation expenses, decreased by $1.5 million, or 27.0% in the first quarter of 2016 as compared to the same period in 2015 primarily due to open positions and cost controls.

The Company recorded a net loss of $8.9 million in the first quarter of 2016 compared to a net loss of $12.8 million in the first quarter of 2015, primarily as a result of an impairment that the Company recorded in the first quarter of 2015.

Balance Sheet

The Company’s consolidated debt as of March 31, 2016, net of deferred financing costs of $4.0 million, was $574.3 million, which includes $101.9 million of capital lease obligations primarily related to Clift. Outstanding Series A preferred securities and undeclared dividends totaled $133.9 million.

At March 31, 2016, the Company had approximately $11.9 million in cash and cash equivalents and $15.3 million in restricted cash.

As of March 31, 2016, the Company had approximately $443.2 million of remaining Federal tax net operating loss carryforwards to offset future income.

Announced Sale of the Company

Separately, on May 9, 2016, and as described in the Form 8-K filed with the SEC on May 9, 2016, the Company entered into a definitive agreement under which the Company will be acquired by SBEEG Holdings LLC (“SBE”), a leading global lifestyle hospitality company. Under the terms of the agreement, SBE will acquire all of the outstanding shares of the Company’s common stock for $2.25 per share in cash. As part of the transaction, affiliates of The Yucaipa Companies (“Yucaipa”) will exchange $75.0 million of Series A preferred securities, accrued preferred dividends, and warrants for $75.0 million in preferred shares and an interest in the common equity in the acquirer and, following the closing, the leasehold interests in three restaurants in Las Vegas currently held by Morgans. The transaction, which was approved by the Company’s Board of Directors, is expected to close in the third or fourth quarter, and is subject to regulatory approvals, the assumption or refinancing of the Company’s mortgage loan agreements, and customary closing conditions, including approval of the transaction by the Company’s shareholders. Morgans shareholders representing approximately 29% of the Company’s outstanding shares of common stock have signed voting agreements in support of this transaction, including OTK Associates, Pine River Capital Management and Vector Group Ltd. Affiliates of Yucaipa have also signed a voting agreement in respect of their Series A preferred securities and warrants.

Investor Conference Call

In light of the Company’s announcement of the proposed acquisition by SBE, the Company’s first quarter earnings call, previously scheduled for today at 5:00 PM Eastern Time, has been cancelled.

Additional Definitions

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization, as further defined below.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization.

“Owned Hotels” means Hudson in New York, Delano South Beach in Miami Beach and Clift in San Francisco, which the Company leases under a long-term lease.

“System-Wide Comparable Hotels” means all Morgans Hotel Group branded hotels operated by the Company, except for hotels added or under major renovation during the current or the prior year period, development projects and hotels no longer managed by the Company. System-Wide Comparable Hotels for the periods ended March 31, 2016 and 2015 exclude St Martins Lane in London, which was under major renovation in the first half of 2015, Mondrian SoHo, which the Company no longer managed effective April 27, 2015, and Delano Las Vegas and 10 Karaköy, both of which are licensed/franchised hotels.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach, Mondrian in Los Angeles, South Beach and London, Hudson in New York, Morgans and Royalton in New York, Clift in San Francisco, Shore Club in South Beach and Sanderson

and St Martins Lane in London. Morgans Hotel Group has ownership interests in several of these hotels. Morgans Hotel Group also licenses its brand through Delano in Las Vegas and 10 Karaköy in Istanbul, Turkey. Morgans Hotel Group has other hotels in various stages of development to be operated under management or franchise agreements, including a Mondrian property in Doha, Qatar and a Delano in Dubai. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ materially from those expressed in any forward-looking statement. Forward-looking statements in this press release include, without limitation, risks related to our pending acquisition by SBE.

Important risks and factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; the Company’s level of debt under its outstanding debt agreements, the Company’s obligations under its preferred equity instruments, its ability to restructure or refinance the current outstanding debt and preferred equity instruments, the Company’s ability to generate sufficient cash to repay or redeem outstanding debt and preferred equity instruments or make payments on guarantees as they may become due; the impact of any dividend payments or accruals on the Company’s preferred equity instruments on its cash flow and the value of its common stock; the impact of any strategic plans established by the Company’s Board of Directors; the impact of restructuring charges on the Company’s liquidity; general volatility of the Company’s stock price, the capital markets and the Company’s ability to access the capital markets and the ability of its joint ventures to do the foregoing; the impact of financial and other covenants in the Company’s loan agreements and other debt instruments that limit the Company’s ability to borrow and restrict certain of its operations; the Company’s history of losses; the Company’s liquidity position; the Company’s ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in the Company’s industry and the markets where it invests; the Company’s ability to protect the value of its name, image and brands and its intellectual property; risks related to natural disasters, outbreaks of contagious diseases, terrorist attacks, the threat of terrorist attacks and similar disasters, including a downturn in travel, hotels, dining and entertainment resulting therefrom; risks related to the Company’s international operations, such as global economic conditions, political or economic instability, compliance with foreign regulations and satisfaction of international business and workplace requirements; the Company’s ability to timely fund the renovations and capital improvements necessary to sustain the quality of the properties of the Morgans Hotel Group and associated brands; risks associated with the acquisition, development and integration of properties and businesses; the risks of conducting business through joint venture entities over which the Company may not have full control; the Company’s ability to perform under management agreements and to resolve any disputes with owners of properties that the Company manages but does not wholly own; potential terminations of management agreements and the timing of receipt of anticipated termination fees; the impact of any material litigation, claims or disputes, including labor disputes; the seasonal nature of the hospitality business and other aspects of the hospitality and travel industry that are beyond the Company’s control; the Company’s ability to maintain state of the art information technology systems and protect such systems from cyber-attacks; the Company’s ability to comply with complex U.S. and international regulations, including regulations related to the environment, labor, food and beverage operations and data privacy; ownership of a substantial block of the Company’s common stock by a small number of investors and the ability of such investors to influence key decisions; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2016, and other documents filed by the Company with the SEC from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, Morgans will file with the SEC a proxy statement. Morgans may also file other documents with the SEC regarding the proposed transaction. MORGANS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Morgans stockholders may obtain free copies of the proxy statement (when available) and other documents filed with the SEC by Morgans through the web site maintained by the SEC at www.sec.gov or by contacting the Morgans investor relations department by writing or telephoning us at: Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018, Attention: Investor Relations, telephone (212) 277-4100.

Participants in the Solicitation

Morgans and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Morgans is contained in Morgans’ Form 10-K for the year ended December 31, 2015 and its proxy statement filed on April 15, 2016, which are filed with the SEC. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Income Statements

(In thousands, except per share amounts)

	Three Months
	Ended March 31,
	2016	2015
Revenues:
Rooms	$25,244	$25,796
Food and beverage	20,432	21,571
Other hotel	2,198	1,931

Total hotel revenues	47,874	49,298
Management fee-related parties and other income	3,149	4,008

Total revenues	51,023	53,306

Operating Costs and Expenses:
Rooms	9,458	8,884
Food and beverage	13,844	14,677
Other departmental	1,144	996
Hotel selling, general and administrative	10,151	10,152
Property taxes, insurance and other	4,543	3,883

Total hotel operating expenses	39,140	38,592

Corporate expenses:
Stock based compensation	115	344
Other	4,148	5,684
Depreciation and amortization	5,651	5,637
Restructuring and development costs	699	2,097

Total operating costs and expenses	49,753	52,354
Operating income	1,270	952

Interest expense, net	11,162	11,827
Impairment loss and equity in income of unconsolidated joint ventures	(2)	3,890
Impairment loss on intangible asset	366	—
Gain on asset sales	(2,005)	(3,708)
Other non-operating expenses	543	1,655

Loss before income tax expense	(8,794)	(12,712)
Income tax expense	128	126

Net loss	(8,922)	(12,838)

Net loss attributable to noncontrolling interest	18	14

Net loss attributable to Morgans Hotel Group	$(8,904)	$(12,824)

Preferred stock dividends and accretion	(4,467)	(3,910)

Net loss attributable to common stockholders	$(13,371)	$(16,734)

Loss per share:
Basic and diluted attributable to common stockholders	$(0.38)	$(0.49)

Weighted average common shares outstanding - basic and diluted	34,739	34,388

	(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months
	Ended March 31,		%	Ended March 31,		%
Selected Hotel Operating Statistics	2016	2015	Change	2016	2015	Change
BY REGION

New York Comparable Hotels (1)
Occupancy	76.6%	76.1%	0.7%
ADR	$164.11	$173.88	-5.6%
RevPAR	$125.71	$132.32	-5.0%

West Coast Comparable Hotels (2)
Occupancy	92.9%	88.0%	5.6%
ADR	$289.58	$283.40	2.2%
RevPAR	$269.02	$249.39	7.9%

Miami Comparable Hotels (3)
Occupancy	85.8%	83.4%	2.9%
ADR	$347.39	$425.44	-18.3%
RevPAR	$298.06	$354.82	-16.0%

United States Comparable Hotels
Occupancy	83.2%	81.1%	2.6%
ADR	$252.39	$276.82	-8.8%
RevPAR	$209.99	$224.50	-6.5%

International Comparable Hotels (4)
Occupancy	72.6%	64.9%	11.9%	72.6%	64.9%	11.9%
ADR	$279.31	$301.03	-7.2%	$279.31	$284.52	-1.8%
RevPAR	$202.78	$195.37	3.8%	$202.78	$184.65	9.8%

System-wide Comparable Hotels (5)
Occupancy	81.4%	78.4%	3.8%	81.4%	78.4%	3.8%
ADR	$256.48	$280.23	-8.5%	$256.48	$277.91	-7.7%
RevPAR	$208.77	$219.70	-5.0%	$208.77	$217.88	-4.2%

(1)	New York Comparable Hotels for the periods ended March 31, 2016 and 2015 consist of Hudson, Morgans and Royalton in New York.
(2)	West Coast Comparable Hotels for the periods ended March 31, 2016 and 2015 consist of Mondrian Los Angeles and Clift in San Francisco.
(3)	Miami Comparable Hotels for the periods ended March 31, 2016 and 2015 consist of Delano South Beach, Mondrian South Beach and Shore Club in Miami Beach, Florida.
(4)	International Comparable Hotels for the periods ended March 31, 2016 and 2015 consists of Sanderson and Mondrian London. St Martins Lane in London is non-comparable, as the hotel was under major renovation in the first half of 2015.
(5)	System-Wide Comparable Hotels include all Morgans Hotel Group branded hotels operated by the Company, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the periods ended March 31, 2016 and 2015 exclude St Martins Lane in London, which was under renovations in the first half of 2015, and Mondrian SoHo, which effective April 27, 2015, the Company no longer managed.

	(In Actual Dollars) Three Months Ended March 31,		%	(In Constant Dollars, if different) Three Months Ended March 31,		%
Selected Hotel Operating Statistics	2016	2015	Change	2016	2015	Change
BY OWNERSHIP

Owned Comparable Hotels (1)
Occupancy	81.7%	79.7%	2.5%
ADR	$235.25	$249.06	-5.5%
RevPAR	$192.20	$198.50	-3.2%

Joint Venture Comparable Hotels (2)
Occupancy	86.4%	86.1%	0.3%
ADR	$306.72	$350.57	-12.5%
RevPAR	$265.01	$301.84	-12.2%

Managed Comparable Hotels (3)
Occupancy	80.4%	75.7%	6.2%	80.4%	75.7%	6.2%
ADR	$271.50	$303.39	-10.5%	$271.50	$298.01	-8.9%
RevPAR	$218.29	$229.67	-5.0%	$218.29	$225.59	-3.2%

System-wide Comparable Hotels
Occupancy	81.4%	78.4%	3.8%	81.4%	78.4%	3.8%
ADR	$256.48	$280.23	-8.5%	$256.48	$277.91	-7.7%
RevPAR	$208.77	$219.70	-5.0%	$208.77	$217.88	-4.2%

Owned Hotels
Hudson
Occupancy	77.1%	76.9%	0.3%
ADR	$144.02	$154.90	-7.0%
RevPAR	$111.04	$119.12	-6.8%

Delano South Beach
Occupancy	80.7%	76.0%	6.2%
ADR	$544.70	$640.50	-15.0%
RevPAR	$439.57	$486.78	-9.7%

Clift
Occupancy	92.8%	88.2%	5.2%
ADR	$273.79	$266.95	2.6%
RevPAR	$254.08	$235.45	7.9%

(1)	Owned Comparable Hotels for the periods ended March 31, 2016 and 2015 consist of Hudson, Delano South Beach, and Clift in San Francisco.
(2)	Joint Venture Comparable Hotels for the periods ended March 31, 2016 and 2015 consist of Mondrian South Beach. Mondrian SoHo is non-comparable for the periods presented as effective March 6, 2015, the Company no longer held any equity interests in the Mondrian SoHo joint venture.
(3)	Managed Comparable Hotels for the periods ended March 31, 2016 and 2015 consist of Morgans, Royalton, Shore Club, Mondrian Los Angeles, Sanderson, and Mondrian London. Managed hotels that are non-comparable for the periods presented are St Martins Lane in London, which was under renovations in the first half of 2015 and Mondrian SoHo, which effective April 27, 2015, the Company no longer managed.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

The Company believes that EBITDA is a useful financial metric to assess its operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between the Company and its competitors. Given the significant investments that the Company and its joint ventures have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of its cost structure. The Company believes that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used Adjusted EBITDA when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because it believes the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expense (income) that does not relate to the on-going performance of the Company’s assets. The Company excludes the following items from EBITDA to arrive at Adjusted EBITDA:

•	Other non-operating expenses, such as costs, associated with discontinued operations and previously owned hotels, both consolidated and unconsolidated, transaction costs related to business acquisitions, miscellaneous litigation and settlement costs and proceeds, and other expenses that relate to the financing and investing activities of the Company;

•	Restructuring and development costs. Restructuring costs include expenses incurred related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, executive terminations and severance costs related to such restructuring initiatives, and proxy contests. Development costs include transaction costs related to the acquisition or termination of projects, internal development payroll and other costs and pre-opening expenses incurred related to new concepts at existing hotel and the development of new hotels, and the write-off of abandoned development projects previously capitalized;

•	Impairment losses. The Company may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or its investments in joint ventures, including impairment related to uncollectible receivables from development projects and unconsolidated joint ventures. Additionally, the Company may incur non-cash impairment charges related to its intangible assets;

•	EBITDA related to hotels and food and beverage entities reported as discontinued operations to more accurately reflect the operating performance of assets in which the Company expects to have an ongoing direct or indirect ownership interest;

•	Stock based compensation expense, which is non-cash; and

•	Gains or losses recognized on asset sales and disposed assets.

The Company believes Adjusted EBITDA provides management and its investors with a more accurate financial metric by which to evaluate its performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted

EBITDA to measure the performance of its core on-going operations and is used extensively during its annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity, and evaluating executive incentive compensation. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. The Company’s presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of the Company’s results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of the Company’s liquidity. The Company compensates for these limitations by providing the relevant disclosure of its depreciation, interest and income tax expense, capital expenditures and other items in its reconciliations to its financial measures in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and/or in its consolidated financial statements, all of which should be considered when evaluating its performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing the Company’s operating performance, you should not consider this data in isolation, or as a substitute for the Company’s net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP.

A reconciliation of net loss, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months Ended March 31,
	2016	2015
Net loss attributable to Morgans Hotel Group Co.	$(8,904)	$(12,824)
Interest expense, net	11,162	11,827
Income tax expense	128	126
Depreciation and amortization expense	5,651	5,637
Proportionate share of interest expense from unconsolidated joint ventures	389	729
Proportionate share of depreciation expense from unconsolidated joint ventures	106	371
Net income attributable to noncontrolling interest	(18)	(28)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(324)	(862)

EBITDA	8,190	4,976

Other non operating expense	543	1,655
Other non operating expense from unconsolidated joint ventures	177	407
Restructuring and development costs	699	2,097
Impairment loss on receivables and other assets from unconsolidated joint ventures and managed hotels	—	3,892
Impairment loss on intangible asset	366	—
Stock based compensation expense	115	344
Gain on asset sales	(2,005)	(3,708)

Adjusted EBITDA	$8,085	$9,663

Adjusted EBITDA, excluding ownership in The Light Group and Mondrian SoHo	$8,085	$9,466

Hotel and F&B EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2016	2015	Change
Hudson	$(2,262)	$(1,108)	-104%
Delano South Beach	7,132	8,173	-13%
Clift	2,946	2,485	19%

Owned Comparable Hotels (2)	7,816	9,550	-18%

Mondrian South Beach - Joint Venture	350	535	-35%
Mondrian SoHo (3)	—	112	-100%
Las Vegas restaurant leases (4)	917	1,155	-21%

Other Hotel and F&B EBITDA	1,267	1,802	-30%

Total Hotel and F&B EBITDA	$9,083	$11,352	-20%

Total Hotel and F&B EBITDA , excluding Mondrian SoHo	$9,083	$11,240	-19%

(1)	For joint venture hotels, represents the Company’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects the Company’s comparable owned hotels.
(3)	Effective March 6, 2015, the Company no longer holds any equity ownership in Mondrian SoHo, and effective April 27, 2015, the Company no longer managed this hotel. For 2015, EBITDA reflects the Company’s share of Mondrian SoHo’s EBITDA, after management fees, for the period from January 1, 2015 through March 5, 2015.
(4)	Reflects EBITDA from the leasehold interests in three food and beverage venues at Mandalay Bay in Las Vegas.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2016	2015	Change
Hudson	$8,876	$9,416	-6%
Delano South Beach	7,765	8,500	-9%
Clift	8,603	7,880	9%

Total Owned Hotels	$25,244	$25,796	-2%

Owned F&B Revenue Analysis

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2016	2015	Change
Hudson (1)	$2,749	$2,961	-7%
Delano South Beach	6,368	7,138	-11%
Clift	3,200	2,959	8%
Las Vegas restaurant leases (2)	6,320	6,533	-3%
Sanderson food and beverage (3)	1,795	1,980	-9%

Total Owned F&B	$20,432	$21,571	-5%

Owned Revenue Analysis

(In thousands, except percentages)

	Three Months
	Ended March 31,		%
	2016	2015	Change
Hudson	$12,643	$13,438	-6%
Delano South Beach	14,944	16,184	-8%
Clift	12,172	11,163	9%
Las Vegas restaurant leases (2)	6,320	6,533	-3%
Sanderson food and beverage (3)	1,795	1,980	-9%

Total Owned Hotels and F&B	$47,874	$49,298	-3%

(1)	The primary bar at Hudson was closed from April 2015 through October 2015.
(2)	Reflects revenues from the leasehold interests in three food and beverage venues at Mandalay Bay in Las Vegas.
(3)	Reflects food and beverage revenue from Sanderson in London, which the Company owns and operates under a lease agreement. In constant dollars, food and beverage revenues increased 2.7% for the three months ended December 31, 2015 compared to the same period in 2014 and decreased 0.9% for the year ended December 31, 2015 compared to the same period in 2014.

Balance Sheets

(In thousands)

	March 31, 2016	December 31, 2015
ASSETS
Property and equipment, net	$261,682	$265,678
Goodwill	53,691	54,057
Investments in and advances to unconsolidated joint ventures	100	100
Cash and cash equivalents	11,917	45,925
Restricted cash	15,291	12,892
Accounts receivable, net	7,526	8,325
Prepaid expenses and other assets	6,464	8,897
Deferred tax asset, net	128,975	128,645
Other assets, net	32,371	33,516

Total assets	$518,017	$558,035

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Debt and capital lease obligations, net of deferred financing costs of $4.0 million and $3.7 million, respectively	$574,304	$602,630
Accounts payable and accrued liabilities	33,208	33,599
Deferred gain on asset sales	115,373	117,378
Other liabilities	13,866	13,866

Total liabilities	736,751	767,473

Commitments and contingencies

Preferred stock, $0.01 par value; liquidation preference $1,000 per share, 40,000,000 shares authorized; 75,000 shares issued at March 31, 2016 and December 31, 2015, respectively	72,219	71,025

Common stock, $0.01 par value; 200,000,000 shares authorized; 36,277,495 shares issued at March 31, 2016 and December 31, 2015, respectively	363	363
Additional paid-in capital	236,334	236,730

Treasury stock, at cost, 1,513,234 and 1,541,381 shares of common stock at March 31, 2016 and December 31, 2015, respectively	(16,775)	(17,257)
Accumulated other comprehensive loss	(1,593)	(1,131)
Accumulated deficit	(509,861)	(499,765)

Total Morgans Hotel Group Co. stockholders’ deficit	(219,313)	(210,035)
Noncontrolling interest	579	597

Total deficit	(218,734)	(209,438)

Total liabilities and stockholders’ deficit	$518,017	$558,035